Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, July 29, 2013 – The Federal Home Loan Bank of Pittsburgh (FHLBank or the Bank) today announced unaudited financial results for the second quarter of 2013. The Bank recorded net income of $32.0 million. The Board of Directors declared a dividend of 1.00 percent annualized, payable to the Bank’s stockholders on July 30, 2013. Also on that date, the Bank will repurchase all remaining excess capital stock.

“A 1.00 percent annualized dividend and the elimination of excess capital stock are significant milestones for the cooperative,” said Winthrop Watson, President and Chief Executive Officer. “We have approached these targets in measured steps over time and are pleased with our steady progress, financial results and increasing contributions to our Affordable Housing Program.”

Operating Results
The Bank’s net income for the second quarter of 2013 was $32.0 million, compared to $23.2 million for the second quarter of 2012. The increase was driven primarily by higher net gains on derivatives and hedging activities and lower net other-than-temporary impairment (OTTI) credit losses, partially offset by lower net interest income. Net gains on derivatives and hedging activities were $7.1 million in the second quarter of 2013 compared to a loss of $(4.9) million in the second quarter of 2012. There were no net OTTI credit losses on the private-label mortgage-backed securities (MBS) portfolio for the second quarter of 2013, compared to $(3.6) million for the same period in 2012. Net interest income for the second quarter of 2013 was $42.1 million, a decrease of $7.8 million from $49.9 million for the second quarter of 2012, primarily due to lower prepayment fees on advances. Second quarter 2013 performance allowed the Bank to set aside $3.7 million for affordable housing programs.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Second Quarter 2013 Results – page two

For the six months ended June 30, 2013, net income was $60.6 million, compared to $45.0 million for the same prior-year period, an increase of $15.6 million. The increase was primarily due to lower net OTTI credit losses and higher net gains on derivatives and hedging activities year-over-year, partially offset by lower net interest income. Net OTTI credit losses were $(0.4) million and $(10.8) million, respectively, for the first half of 2013 and 2012. Net gains on derivatives and hedging activities were $8.7 million for the first six months of 2013 compared to a loss of $(0.9) million for the same period in 2012. Net interest income was $87.5 million for the six months ended June 30, 2013, a decrease of $4.6 million from $92.1 million in the same prior-year period. Lower net interest income for the first half of 2013 was primarily due to lower prepayment fees on advances.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. This litigation is in process.

Balance Sheet Highlights
At June 30, 2013, total assets were $60.8 billion, a decrease of $3.8 billion from $64.6 billion at December 31, 2012. Advances totaled $40.6 billion at June 30, 2013, relatively unchanged from $40.5 billion at December 31, 2012. In addition, Federal funds sold and securities purchased under agreements to resell decreased approximately $3.1 billion in the first half of 2013 as the Bank’s liquidity needs declined.

Total capital at June 30, 2013, was $3.6 billion, up $146.9 million from December 31, 2012.
Total retained earnings were $615.8 million at June 30, 2013, an increase of $56.5 million from $559.3 million at December 31, 2012. Total retained earnings at June 30, 2013 included $42.7 million of restricted retained earnings. At June 30, 2013, the Bank had total regulatory capital of $3.8 billion and exceeded all regulatory capital requirements.

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FHLBank Pittsburgh Reports Second Quarter 2013 Results – page three

The Board of Directors declared a dividend equal to an annual yield of 1.00 percent, a significant increase from prior quarters. The dividend will be calculated on stockholders’ average balances during the period April 1, 2013, to June 30, 2013, and credited to stockholders’ accounts on Tuesday, July 30, 2013. Also on that date, the Bank will repurchase all remaining excess capital stock held by members. Going forward, the Bank intends to repurchase excess capital stock on a monthly basis.

Detailed financial information regarding the second quarter of 2013 will be available in FHLBank Pittsburgh’s second quarter 2013 Form 10-Q filing, which the Bank anticipates filing around August 8, 2013. Detailed financial information regarding 2012 is available in the 2012 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance, community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so that members can better serve their communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At June 30, 2013, it had 294 members in its district of Delaware, Pennsylvania and West Virginia and approximately $61 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the quarterly Other-Than-Temporary Impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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FHLBank Pittsburgh Reports Second Quarter 2013 Results – page four

Unaudited Condensed Statements of Condition and Income
(in millions)

	June 30,	December 31,
Condensed Statement of Condition	2013	2012

ASSETS:
Cash and due from banks	$933.1	$1,350.6
Federal funds sold and securities purchased under agreements to resell	3,990.0	7,095.0
Investment securities	11,691.1	11,950.8
Advances	40,569.6	40,497.8
Mortgage loans held for portfolio, net	3,387.5	3,532.5
All other assets	182.0	189.6

Total assets	$60,753.3	$64,616.3

LIABILITIES:
Consolidated obligations, net	$55,651.9	$59,284.1
All other liabilities	1,525.5	1,903.2

Total liabilities	57,177.4	61,187.3

CAPITAL:
Capital stock	2,913.3	2,816.0
Retained earnings	615.8	559.3
Accumulated other comprehensive income	46.8	53.7

Total capital	3,575.9	3,429.0

Total liabilities and capital	$60,753.3	$64,616.3

	Three months ended June 30,		Six months ended June 30,
Condensed Statement of Income	2013	2012	2013	2012
Total interest income	$148.0	$185.1	$301.1	$370.6
Total interest expense	105.9	135.2	213.6	278.5

Net interest income	42.1	49.9	87.5	92.1

Provision (benefit) for credit losses	(1.2)	—	(1.3)	0.1

Net OTTI losses	—	(3.6)	(0.4)	(10.8)

All other income (loss)	11.0	(3.1)	15.1	3.7

All other expense	18.6	17.4	36.0	34.9

Income before assessments	35.7	25.8	67.5	50.0

Affordable Housing Program assessment	3.7	2.6	6.9	5.0

Net income	$32.0	$23.2	$60.6	$45.0

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